Exhibit 12

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT (as the same may be amended, modified or supplemented from time to time hereto, this “Agreement”) dated October 29, 2014 by and among Fintech Telecom, LLC, a limited liability company duly organized and existing under the laws of Delaware (the “Pledgor”), and Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”) and Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the SPA (as defined below).

WHEREAS, Pledgor, as purchaser (in such capacity and together with its successors and permitted assigns, including any Substitute Purchaser designated in accordance with the SPA, the “Purchaser”) and the Sellers are parties to an Amended and Restated Stock Purchase Agreement dated as of October 24, 2014 (the “Amendment Date”) (as amended from time to time by the parties thereto, the “SPA”), pursuant to which the Purchaser has undertaken certain payment obligations;

WHEREAS, as an inducement and condition to the entrance of the Sellers into the SPA, (1) the Purchaser and the Sellers are parties to an amended memorandum of understanding dated as of the Amendment Date in respect of certain transition services to be made available by the Sellers (as amended from time to time by the parties thereto, the “Transition Services MOU”) and (2) the Los W Parties and the Sellers are parties to an amended memorandum of understanding dated as of or prior to the Amendment Date in respect of the waiver and amendment of drag-along rights under the Shareholders Agreement in connection with the Sales (as amended from time to time by the parties thereto, the “Drag Waiver MOU”);

WHEREAS, as an inducement and condition to the entrance of the Sellers into the SPA, Fintech Investments Ltd. (the “Guarantor”) and the Sellers are parties to an amended Guaranty dated as of Amendment Date (as amended from time to time by the parties thereto, the “Guaranty”) pursuant to which, among other things, the Guarantor absolutely, unconditionally, and irrevocably guarantees to the Sellers the performance of the obligations of the Purchaser and the Los W Parties under the foregoing documents, including prompt payment when due of the Secured Obligations (as hereinafter defined);

WHEREAS, the Pledgor has agreed to execute and deliver to the Sellers this Agreement pursuant to which the Pledgor grants a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined), on the terms provided herein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

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Section 1. Definitions, Etc.

1.01 Certain Uniform Commercial Code Terms. As used herein, the terms “General Intangible”, “Investment Property” and “Proceeds” have the respective meanings set forth in Article 9 of the NYUCC.

1.02 Additional Definitions. In addition, as used herein:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Business Day(s)” means any day other than Saturday or Sunday or any day on which banking institutions in the City of New York, USA or Rome, Italy or Amsterdam, The Netherlands are authorized or required by Law, regulation or executive order, to remain closed.

“Collateral” has the meaning assigned to such term in Section 3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Event of Default” means a breach by the Purchaser, Pledgor or Guarantor of its obligation to pay any Payment Amount to the Sellers in accordance with the terms of, and subject to the conditions set forth in, the Guaranty, the SPA, the Transition Services MOU, the Drag Waiver MOU and this Agreement, in each case only to the extent that at such time the breach has not been remedied by the cancellation of a principal amount of the Pledged Note equal to the Payment Amount.

“Final Unwind Obligation” means the obligation of the Purchaser to pay the Final Unwind Liquidation Amount in accordance with [Section 8.05(f) of] the SPA (and any obligation of the Guarantor in respect thereof).

“Floor Price Obligation” means the obligation of the Purchaser to pay the Sellers any amounts due upon consummation of a Third Party Sale pursuant to and in accordance with Section 8.05(e) of the SPA (and any obligation of the Guarantor in respect thereof).

“Indemnification Obligation” means the obligation of the Purchaser to make payment to the Sellers of any amounts due and owing to the Sellers pursuant to Section 6.21 or Section 9.02 of the SPA (and any obligation of the Guarantor in respect thereof) and the obligations of the Purchaser to make payment to the Sellers of any amounts due and owing to the Sellers pursuant to Paragraph 5 of the Transition Services MOU (and any obligation of the Guarantor in respect thereof), in each case solely to the extent that a final, non-appealable decision or judgment of an arbitral panel or other Governmental Entity (or any appealable decision if such decision is not appealed within 90 days) determines, or it is expressly agreed in writing by the parties hereto, that such amount is

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due and owing from the Purchaser to the Sellers or their Affiliates thereunder (and in respect of which decision, agreement or judgment the Purchaser and the Guarantor have failed to make payment within three (3) Business Days).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge, deposit arrangement, preference, priority or security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Payment Amount” means each of (a) the Purchase Price Obligation, (b) the Waiver Fee Obligation, (c) the Transition Payment Amount Obligation, (d) the Indemnification Obligation, (e) the Floor Price Obligation and (f) the Final Unwind Obligation, together with any reasonable and documented costs and expenses incurred by the Sellers in the enforcement of this Agreement.

“Pledged Note” means the Note issued to the Pledgor by TII on the date hereof and in an initial total principal amount of US$600,593,478.

“Purchase Price Obligation” means the obligation of the Purchaser to make payment to the Sellers in US Dollars outside of Argentina of the Sofora Purchase Price, plus an amount equal to the lesser of (x) the amount set forth in the Sofora Debt Certificate and (y) the Sofora Debt Amount, or any portion thereof, in each case due and owing to the Sellers at the Closing, in accordance with the SPA (and any obligation of the Guarantor in respect thereof).

“Secured Parties” means, collectively, the Sellers and their respective permitted successors and assigns.

“Secured Obligations” means, collectively, the Purchase Price Obligation, the Waiver Fee Obligation, the Transition Payment Amount Obligation, the Indemnification Obligation, the Floor Price Obligation and the Final Unwind Obligation.

“Transition Payment Amount Obligation” means the obligation of the Purchaser to make payment to the Sellers of the Transition Services Availability Payment (as such term is defined in the Transition Services MOU) in US Dollars outside of Argentina (and any obligation of the Guarantor in respect of any portion thereof due and owing to the Sellers in the event that the Purchaser fails to pay to the Sellers), on the date on which it is required to be paid, in accordance with the terms of the Transition Services

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MOU, an amount equal to the Transition Services Availability Payment (if any) in US Dollars outside of Argentina.

“Waiver Fee Obligation” means the obligation of the Guarantor under the Guaranty to make payment to the Sellers of the Waiver and Amendment Fee (as defined in the Drag Waiver MOU) or any portion thereof due and owing to the Sellers in the event that the Los W Parties fail to pay to the Sellers at the Closing in accordance with the terms of the Drag Waiver MOU, an amount equal to the Fee (as defined in the Drag Waiver MOU) in US Dollars outside of Argentina.

Section 2. Representations and Warranties. On the date hereof, the Pledgor represents and warrants to the Sellers for the benefit of the Secured Parties that:

2.01 Title. The Pledgor is the sole beneficial and legal owner of the Collateral in which it purports to grant a security interest pursuant to Section 3, and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral.

2.02 Names, Etc. The full and correct legal name of the Pledgor is Fintech Telecom, LLC, the Pledgor’s jurisdiction of organization is Delaware, its chief executive office is in the United States, its mailing address is correctly set out in Section 5.01, and there is no financing statement naming the Pledgor as debtor currently on file. The Pledgor will provide the Sellers with at least thirty (30) days’ prior written notice of any change in the Pledgor’s name or form or jurisdiction of organization. The Pledgor is validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The Pledgor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Pledgor’s ability to perform their obligations under this Agreement. The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations hereunder have been duly authorized by all requisite action on the part of the Pledgor and its stockholders or members, as applicable.

2.03 Changes in Circumstances. The Pledgor has not (a) within the period of four (4) months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), or (b) heretofore changed its name, or (c) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04 Pledged Note. The Pledged Note owned by the Pledgor is not and will not be subject to any contractual restriction upon the transfer of such Pledged Note (except for any such restriction contained herein and in the documentation of, and purchase agreement for, the Notes constituting the Pledged Note). The Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Note pledged by the Pledgor to the Sellers for the benefit of the Secured Parties as provided herein.

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2.05 Binding Agreement. This Agreement has been duly executed and delivered by the Pledgor, and, assuming due and valid authorization, execution and delivery by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

2.06 No Conflict or Default. The execution, delivery and performance by the Pledgor of this Agreement does not and will not: (a) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Pledgor, (b) require the Pledgor to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (c) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Pledgor is a party or by which the Pledgor’s shares or properties or assets may be bound, (d) violate any Law or Governmental Order applicable to the Pledgor, or (e) require any registration, recordation or filing with any governmental body, agency or official to be valid and enforceable or for the perfection or due recordation of the security interest in the Collateral granted hereunder or for the enforcement of the security interest in the Collateral granted hereunder.

2.07 Patriot Act Compliance. None of the assets of the Pledgor or any Affiliate of the Pledgor has been reported as blocked assets to the OFAC, pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603). None of the Pledgor nor any Affiliates of the Pledgor is an OFAC Listed Person or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, a Blocked Person. None of the Collateral constitutes or will constitute funds obtained from or on behalf of any OFAC Listed Person or any Blocked Person and neither the Pledgor nor any Affiliate of such person has entered into any agreement or understanding in respect of the Collateral with any OFAC Listed Person or any Blocked Person.

2.08 Notices. The Pledgor will, within two (2) Business Days, promptly give to the Sellers copies of any notices and other communications received by it with respect to the Pledged Note.

Section 3. Collateral.

3.01 Delivery of Pledged Note. The Pledgor undertakes and agrees to cause any certificates, instruments or agreements evidencing the Pledged Note to be delivered to the Sellers and for the pledge of the Pledged Note to be noted on the Pledgor’s register for the Pledged Note.

3.02. Collateral. This Agreement secures, and is security for, the Secured Obligations. As collateral security for the prompt payment in full when due of the Secured Obligations, the Pledgor hereby pledges to the Sellers, and grants to the Sellers for the benefit of the Secured

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Parties as hereinafter provided, a first priority security interest in all of the Pledgor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

(a)                the Pledged Note and any certificates, instruments or agreements evidencing such Pledged Note;

(b)               any additional collateral pledged by the Pledgor hereunder in accordance with its obligation to provided Additional Collateral on the Decision Date in accordance with [Section 8.05(a)] of the SPA; and

(c)                all Proceeds of any of the Collateral, and substitutions and replacements for, any of the Collateral, including any profits of any of the Collateral, but excluding any interest payments in respect of the Collateral.

Section 4. Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 3, the Pledgor agrees with the Sellers for the benefit of the Secured Parties as follows:

4.01 Delivery and Other Perfection. The Pledgor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers and do such other acts and things as may be required by applicable Law or reasonably required by the Sellers to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto, at the Pledgor’s expense, to enable the Sellers to exercise and enforce their rights hereunder with respect to such security interest or to otherwise fully effect the purposes of this Agreement, and without limiting the foregoing, shall:

(a) if any certificates, instruments or agreements evidencing the Pledged Note constituting part of the Collateral or evidencing a change in the principal amount or the terms thereof of the are received by the Pledgor or the Guarantor, forthwith deliver to the Secured Parties such certificates or instruments representing or evidencing the same accompanied by such instruments of assignment and transfer in such form and substance as the Sellers may reasonably request or deem necessary, all of which thereafter shall be held by the Secured Parties as part of the Collateral;

(b) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Sellers may reasonably require in order to reflect the security interests granted by this Agreement.

4.02 Other Financing Statements or Control. The Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Sellers are not named as the sole secured party for the benefit of the Secured Parties.

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4.03 Preservation of Rights. The Sellers shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral and shall not be required to file financing statements or secure the Collateral.

4.04 Rights of the Pledgor. For so long as the Sellers have not demanded payment against the Pledgor in respect of the Secured Obligations, the Pledgor shall be entitled to receive, retain or dispose of the interest paid in respect of the Pledged Note and shall have the right to exercise any consent rights of the promisee in respect of the Pledged Note.

4.05 Release of Collateral to the Pledgor. The security interest in respect of the Collateral shall be released in the following manner and to the following extent:

(a)                After the Interim Transfer Date and prior to the earlier of the Closing and the Final Date, upon the date on which any Non-Permitted Dividend Amount is Payable (if not previously Paid) or Paid (if not previously Payable or Paid in any other currency), the pledge on and security interest in a principal amount of the Pledged Note equal to such Non-Permitted Dividend Amount shall be released and thereafter that portion of the principal amount of the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note;

(b)               Upon a termination of the SPA prior to the Closing and prior to the Outside Date in accordance with Section 8.02 of the SPA (provided that at such time the Minority Sofora Pledge is in full force and effect) the pledge on and security interest in the Collateral shall be released and thereafter the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note.

(c)                In the event of the sale to the Purchaser of the Majority Sofora Shares on or prior to the Outside Date:

(i)                 upon fulfillment of both the Purchase Price Obligation and the Waiver Fee Obligation, the pledge on and security interest in the Collateral shall be released except in respect of a principal amount of the Pledged Note of $30,000,000, and thereafter, except for such amount, the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note;

(ii)               upon the date that the Transition Payment Amount Obligation has been fulfilled, the pledge on and security interest in the remaining Collateral shall be released except in respect of a principal amount of the Pledged Note of $8,000,000, and thereafter, except for such amount, the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note; and

(iii)             upon the later of (i) the date that is three (3) months following the date on which the Transition Payment Amount Obligation is satisfied in full (the “Transition Payment Date”) and (ii) the date on which all disputes outstanding on the Transition Payment Date relating to any Indemnification Obligations have been fully and finally resolved and all payments due in respect of such Indemnification Obligations have been paid, the pledge on and security interest in the remaining Collateral shall be released, and thereafter the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note.

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(d)               In the event of an exercise of the Unwind Option, then on the Decision Date, if the Minority Sofora Pledge is in full force and effect, the pledge on and security interest in the Collateral shall be released and thereafter the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note.

(e)                In the event that the Third Party Sale Option is exercised and the Additional Collateral is deposited in accordance with the SPA, then:

(i)                 If a Third Party Sale is consummated on or prior to the Final Date, upon satisfaction of the Floor Price Obligation, if any, the pledge on and security interest in the Collateral shall be released and thereafter the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note;

(ii)               If no Third Party Sale is consummated on or prior to the Final Date, then upon fulfillment of the Final Unwind Obligation, if the Minority Sofora Pledge is in full force and effect, the pledge on and security interest in the remainder of the Collateral shall be released and thereafter the Pledged Note shall be prepaid to the Pledgor in accordance with the terms of the Pledged Note.

(f)                Upon the occurrence of a Payment Default under and as defined in the Pledged Note, the pledge on and security interest in the Collateral shall be released.

Following release of the pledge on and security interest in any Collateral in accordance with this Section 4.05, the Sellers, upon receipt of written request therefor, shall forthwith and at the expense of the Pledgor cause to be transferred and delivered to the Pledgor, against receipt but without any recourse, warranty or representation whatsoever, any such Collateral so released that is in the possession of the Sellers.

4.06 No Transfers or Non-Permitted Release. The Pledgor shall not be permitted to sell, assign, transfer or otherwise dispose of any Collateral except in accordance with Section 4.07 below.

4.07 Remedies.

(a) Rights and Remedies Generally upon Event of Default. Upon the occurrence of an Event of Default, the Sellers shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all powers of ownership pertaining to the Collateral as if the Sellers were the sole and absolute owner thereof (and the Pledgor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i)                 the Sellers may require the Pledgor to cause the Collateral to be assigned or transferred of record into the names of the Sellers or their respective nominees;

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(ii)               the Sellers in their discretion may, in their names or in the name of the Pledgor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(iii)             the Sellers may sell, assign or otherwise dispose of all or any part of the Collateral, at such place or places as they deem best and so direct, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived). The Sellers may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 4.07 shall be transferred as directed by the Sellers.

(b) Certain Securities Act Limitations. The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Sellers may be compelled, with respect to any sale of all or any part of the Collateral, to retain an investment banker or agent, and thereupon limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor and each Secured Party acknowledges that any such private sales may be at prices and on terms less favorable to the Sellers than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that effecting a private sale in lieu of such public sale (as a result of, and as compelled by, such securities law restrictions) will not imply that such private sale, even if resulting in such prices and terms less favorable than such public sale solely by reason of being a private sale, shall not have been made in a commercially reasonable manner, and further agrees that the Sellers shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c) Notice. The Pledgor agrees that to the extent the Sellers are required by applicable Law to give reasonable prior notice of any sale or other disposition of any Collateral, five (5) Business Days’ notice shall be deemed to constitute reasonable prior notice.

4.08 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.07 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Pledgor shall remain liable for any deficiency.

4.09 Locations; Names, Etc. Without at least thirty (30) days’ prior written notice to the Sellers, the Pledgor shall not (a) change its location (as defined in Section 9-307 of the NYUCC), (b) change its name from Fintech Telecom, LLC, its current legal name, or (c) agree to or authorize any modification of the terms of any item of Collateral that would result in a change

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thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

4.10 Private Sale. The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.07 conducted in a commercially reasonable manner. The Pledgor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Sellers accept the first offer received and do not offer the Collateral to more than one (1) offeree.

4.11 Application of Proceeds. The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Sellers under this Section 4, shall be transferred, by wire transfer of immediately available funds, to the designated account of the Sellers for application thereof by the Sellers to payment of the Secured Obligations after payment of the fees and expenses (including attorneys’ fees of the Sellers); provided that in the event that all Secured Obligations and fees and expenses have been paid in full and the obligations of the Pledgor in respect of the Secured Obligations shall have finally expired or been terminated, the Sellers shall pay to the Pledgor or as a court of competent jurisdiction may direct, any surplus then remaining from the Proceeds of the Collateral owned by it.

4.12 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Sellers while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, and upon the occurrence of any event contemplated in Section 4.07, the Sellers are hereby jointly and severally appointed the attorney-in-fact of the Pledgor for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Sellers may deem necessary to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, at the Pledgor’s expense, (a) the Sellers shall have the power to appoint any attorney-in-fact for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Sellers may deem necessary to accomplish the purposes hereof, (b) so long as the Sellers shall be entitled under this Section 4 to make collections in respect of the Collateral, the Sellers shall have the right and power to receive, endorse and collect all checks made payable to the order of the Pledgor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (c) the Sellers shall have the power to arrange for, including by an agent, Affiliate or nominee, to appoint an agent to translate the power of attorney granted by this Section 4.14.

4.13 Perfection and Recordation. The Pledgor authorizes the Sellers, at the Pledgor’s expense, to file Uniform Commercial Code financing statements describing the Collateral as set forth in Section 3.

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4.14 Termination. This Agreement shall automatically terminate without any further action by any of the Parties upon the release to the Pledgor in accordance with Section 4.05 (Release of Collateral to Pledgor) of the security interest in respect of all of the Collateral held hereunder. The Sellers shall also, at the expense of the Pledgor, execute and deliver to the Pledgor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be prepared by and reasonably requested by the Pledgor to effect the termination and release of the Liens on the Collateral as required by this Section 4.14.

4.15 Releases. The Sellers shall be deemed to have automatically released (without the need for any further action by the Pledgor or any other Person) any Lien covering any asset upon the termination or expiration of this Agreement in accordance with its terms.

4.16 Material Agreement. The Pledgor acknowledges that this Agreement is a material agreement between the Pledgor and the Sellers and is required to be in full force and effect as of the Closing Date as a condition to the Majority Sale pursuant to Section 7.02(a)(iv) of the SPA.

4.17 Additional Covenants of Pledgor. The Pledgor agrees as follows:

(a) The Pledgor shall fully and duly fulfill each and all of its obligations under this Agreement and shall take all other reasonable actions necessary to protect the existence, maintenance and exercise of the rights of the Secured Parties hereunder, including, but not limited to: (i) complying with any obligations imposed under the applicable Laws and regulations and other rules related, and/or in any other way linked, to the Collateral, the breach of which could have a material adverse effect on the rights of the Sellers under this Agreement, and (ii) immediately lifting any kind of injunctions and attachments on the Collateral which may affect the rights of the Sellers under this Agreement;

(b) The Pledgor shall take and adopt, promptly and diligently, all reasonable measures that the Sellers may request (including, but not limited to, the commencement of claims, actions, orders, measures, requests and demands) for the purpose of (i) protecting the title of the Pledgor to the Collateral, and (ii) preventing the Collateral from being affected in any way (but excluding any reduction in value or price) that may result in a significant adverse effect on the rights of the Sellers under this Agreement, provided that the Sellers, at their own cost and expense, shall be entitled to exercise and adopt by themselves the claims, actions, orders, measures, requests and demands that may be necessary if the Sellers determine that their rights, as they relate to the Collateral, are not adequately protected by the Collateral; and

(c) The Pledgor shall promptly notify the Sellers about the occurrence of any event or act which may adversely affect the enforceability of this Agreement so that the Sellers may adopt sufficiently in advance all the measures leading to adequate protection of its rights under and in accordance with the provisions of this Agreement, including any litigation, claim, notification or demand relating to the Collateral in this respect.

Section 5. Miscellaneous.

5.01 Notices. All notices, requests, consents and demands hereunder shall be in the English language (or accompanied by a certified translation) and in writing and shall be delivered by

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hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Pledgor, to it at:

Fintech Telecom, LLC

c/o Fintech Advisory, Inc.

375 Park Avenue

Suite 3804

New York, New York 10152

Attn: JR Rodriguez

Telephone: +1 (212) 593-3464

Fax: +1 (212) 593-3461

and

(b) if to the Sellers, to them at:

Telecom Italia

Andrea Balzarini

Phone +39 02 8595 4705

Via Negri, 1-20123 Milano

and

Telecom Italia International N.V.

Strawinskylaan 1627

1077XX Amsterdam

Francesco Saverio Lobianco

Chief Executive Officer

Phone +31 20 333 1610

Fax: +31 20 333 1601

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

5.02 No Waiver. No failure or delay by any Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies that the Secured Parties would otherwise have.

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5.03 Amendments, Etc. The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Pledgor and the Sellers. Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Pledgor.

5.04 Costs and Expenses.

(a) The Pledgor agrees to reimburse each of the Secured Parties for all costs and expenses incurred by them (including reasonable attorneys’ fees) in connection with (i) compliance with this Agreement and any enforcement or collection proceeding in respect of this Agreement, including all manner of participation in or other involvement with (1) performance by the Sellers of any obligations of the Pledgor in respect of the Collateral that the Pledgor has failed or refused to perform, (2) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Sellers in respect thereof, by litigation or otherwise, including expenses of insurance, (3) judicial or regulatory proceedings and (4) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 5.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

(b) The provisions of this Section 5.04 shall survive the termination of this Agreement.

5.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Secured Parties and the respective successors and assigns thereof (provided that the Pledgor may not assign or transfer its rights or obligations hereunder without the prior written consent of the Sellers).

5.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.08 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction in U.S. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District

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Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section 5.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.10 Captions. The captions and Section headings appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FINTECH TELECOM, LLC,

as Pledgor

By: Fintech Advisory, Inc.

Its Managing Member

By  /s/ Erika Mouynes

Name: Erika Mouynes

Title: Authorized Person

By /s/ Julio Rafael Rodriguez, Jr.

Name: Julio Rafael Rodriguez, Jr.

Title: Authorized Person

TELECOM ITALIA S.p.A.,

as Seller

By  /s/ Lorenzo Calo

Name: Lorenzo Calo

Title: Authorized Representative

TELECOM ITALIA INTERNATIONAL N.V.,

as Seller

By  /s/ Francesco S. Lobianco

Name: Francesco S. Lobianco

Title: Chief Executive Officer

[Signature Page to Pledge and Security Agreement]